Exhibit 10.5

SharonAI Pty Ltd 303/44 Miller Street North Sydney, NSW2060

29 December 2025

Mr. Tim Flavin

Smith Street

Manly, NSW 2095

Mobile: +61 408 416 058

Email: tim.flahvin@gmail.com

Dear Tim,

Following our recent discussions, I am pleased to offer you employment in the position and on the basis indicated at Items 1 and 2 in the attached Key Terms Table with the entity listed in in Item 3 of the Key Terms Table (Company).

If you accept this offer, this letter, together with the attached Key Terms Table and Terms Sheet will form your employment contract with the Company (Contract).

This Contract will apply, in the absence of any new agreement, if in future you work in or are appointed to another position at the Company.

If you wish to accept this offer of employment, please sign the enclosed duplicates of this letter, the Key Terms Table and the Term Sheet and return them to me as soon as possible. Please also contact that person if you have any questions about this offer.

Please find enclosed:

(a)	a copy of the Fair Work Information Statement; and

(b)	Upon commencement you will be provided with the Policy Handbook of the Company (Policy Handbook) via the online management platform Sentrient. The Policy Handbook contains various workplace policies that you should familiarise yourself with. As set out in the Terms Sheet, you must comply with any duties and obligations imposed on you under the Policies but the Policy Handbook does not form part of your Contract. You must return the enclosed acknowledgment of receipt of the Policy Handbook, signed by you, within seven days of receipt.

We warmly welcome you to the Company and we look forward to working with you.

Yours sincerely

/s/ James Manning
James Manning
Chairman

Acceptance of offer of employment

I have read this letter, the attached Key Terms Table and the Terms Sheet. I understand and accept the offer of employment made to me by the Company that is set out in those documents.

/s/ Tim Flavin
Employee Signature

30/12/25
Date

NOTE: please also sign the attached Key Terms Table and Terms Sheet

SharonAI Pty Ltd 303/44 Miller Street North Sydney, NSW2060

KEY TERMS TABLE

1.	Position	General Counsel & Company Secretary

2.	Employment status	Full-time

3.	Company details	SharonAI Pty ltd 303 I 44 Miller Street, North Sydney, NSW 2060

4.	Commencement date	Your employment is expected to commence on 26”‘ January 2025, or such other date agreed in writing between the parties.

5.	Manager / Supervisor	Chief Executive Officer as well the directly to the Board of Directors, or such other person as directed by the Company from time to time

6.	Location	Sydney or Remote on an as required basis

7.	Probationary Period	3 Months

8.	Notice of termination during Probation Period	Four weeks

9.	Hours of work	You are employed to work on a full-time basis for at least 38 hours per week.

10.	Award	Not Applicable

11.	Award Classification	Not Applicable

12.	Remuneration and superannuation	Your base remuneration is comprised of 3 components:

		1.	Base of $350,000 per year paid in cash exclusive of Superannuation.

		2.	Superannuation at the statutory rate based on the Base component.

		3.	Base RSU equal to an annual RSU grant of $175,000 based on the usual terms of RSU issuance for the company

{Remuneration).

4.	Pay frequency	Monthly

5.	Accommodation	Not applicable

6.	Discretionary Benefits

Credit Card

You will be provided with a company credit card for legitimate and approved business expenses in accordance with the Company’s directions and policies.

Laptop

The Company will provide you with a laptop for the purpose of carrying out your duties of employment. This laptop may also be used for reasonable personal use. The provision of anv laptop is subject to the terms advised by the Company in a separate policy or document, which may be varied from time to time. Any separate document provided to you regarding a laptop is not contractual in nature and does not form a part of this Contract. If any time the Company decides that you no longer need to be provided with a laptop for the purposes of your employment, the Company may discontinue this benefit at its absolute discretion.

Mobile phone

The Company will provide you with, and continue to pay for, a mobile phone, for the purpose of carrying out your duties of employment. The provision of any mobile phone is subject to the terms advised by the Company in a separate policy or document, which may be varied from time to time. Any separate document provided to you regarding a mobile phone is not contractual in nature and does not form a part of this Contract. If any time the Company decides that you no longer need to be provided with a mobile phone for the purposes of your employment. the Company may discontinue this benefit at its absolute discretion.

7.	Bonuses

The company operates the 2025 Omnibus Equity Incentive Plan (Plan), or other such plan as modified, amended or replaced from time to time. Under the terms of this plan, employees are awarded Restricted Stock Unit (RSU’s) as part of both a Short-Term Incentive (STI) and Long-Term Incentive (LTI) program.

ST/Award

You will be eligible for a discretionary cash bonus of up to $50,000.

LT/Award

You will be eligible for up to 50% of your Base renumeration, which will be award in the form of RSU’s (equivalent to $175,000).

You will be eligible to accrue any bonus throughout the Probationary Period.

8.	Is the restraint applicable to the employment?	Clause 19.4 is applicable to your employment

9.	Restraint Area	Restraint Area means:

		(a)	Australia; or if a court considers this to be unreasonable

		(b)	Victoria and New South Wales; or if a court considers this to be unreasonable

		(c)	New South Wales; or if a court considers this to be unreasonable

		(d)	within 10 km of the Sydney or Melbourne metropolitan area.

10.	Restraint Period	Restraint Period means:

		(a)	twelve months; or, if a court considers this to be unreasonable

		(b)	nine months; or, if a court considers this to be unreasonable

		(C)	six months; or, if a court considers this to be unreasonable

		(d)	three months;

following the date of termination of your employment (for whatever reason).

11.	Notice of termination after Probationary Period (if any)	In accordance with the following table:

		Period of Service	Period of Notice

		1 year or less	4week

		Over 1 year and up to the completion of 3 years	8weeks

		Over 3 years and up to the completion of 5 years	8weeks

		Over 5 years	12 weeks

If the Company provides you with notice of termination, you will be entitled to an additional week’s notice if you are over 45 years old and have completed al least 2 years of continuous service with the Company on the day that notice of termination is given.

12.	Currency	All amounts in this contract are Australian Dollar (AUD) amounts, where the company-makes a payment or fulfills an obligation in another currency, the foreign currency amount shall be converted at the prevailing AUD amount.

/s/ Tim Flahvin	30/12/25
Employee Signature	Date

TERMS SHEET

1.	Commencement date

This Contract will commence on the date set out in Item 4 of the Key Terms Table and will continue until it is terminated by either you or the Company in accordance with this Contract.

2.	General duties

(a)	Your primary duties are set out in the position description in the Schedule and otherwise as directed by the Company. The Company may vary your duties and position description from time to time. In addition to your primary duties:

(i)	you must:

(A)	serve the Company and the Group faithfully and diligently;

(B)	perform to the best of your abilities and knowledge the duties assigned to you from time to time including duties for the benefit of the Group;

(C)	maintain high standards of professionalism, ethics and integrity In your work;

(D)	always act in the best interests of the Company and the Group;

(E)	devote the whole of your time and attention during working hours to your duties;

(F)	uphold and advance the core values of the Company brand;

(G)	use your best endeavours to promote, develop and extend the Company’s business and ensure the Company’s profitability;

(H)	comply with all directions given to you by the Company or its agents;

(I)	comply with all laws (including without limitation all work health and safety legislation) and the rules and regulations of external agencies applying to your position and the duties assigned to you;

(J)	disclose any matter that conflicts with, has the potential to conflict with, or has the potential to adversely affect, the Company’s interests or the interests of the Group; and

(K)	have the right to work in Australia; and

(ii)	you must not:

(A)	be directly or indirectly engaged or Involved in any other employment, position or business (including any activity which conflicts or is in competition with any of the Company’s operations). other than:

(I)	through holding an interest in listed or unlisted investments representing no more than 5% of any class of securities in any one company; or

(II)	with the Company’s prior written consent.

(B)	in performing your duties, accept any financial or other benefit except from the Company;

(C)	bind or make representations on behalf of the Company except as the Company expressly authorises you to do;

(D)	make any promises. representations, warranties or guarantees in relation to products unless those promises, representations, warranties or guarantees are consistent with those conditions that may be expressly authorised in writing by the manufacturer of the product;

(E)	disclose any of your usernames or passwords used to access the Company’s systems to any person, including to any other staff members, or otherwise permit any other person to access the Company’s systems via any account created for you;

(F)	offer or permit the use of the Company’s facilities. goods or services at a reduced rate (including for your personal use) except with the prior written authorisation of the Company;

(G)	make any decisions in the course of your employment, where your personal interests may present a conflict of interest that may impact or influence your decision making. In particular, if this is relevant to your role. you must not offer employment with the Company to any family members without approval from the Company’s head office; or

(H)	otherwise act in conflict with the Company’s best interest, the interests of the Group, or the interests of the Company’s suppliers, Customers or any other person or entity seeking to do business with the Company.

(b)	If, at any time, you are unclear about what you need to do to fulfil your duties and obligations to the Company, you should ask your Manager/Supervisor specified in Item 5 of the Key Terms Table for clarification.

3.	Location and travel

(a)	You will initially be based at the Location specified in Item 6 of the Key Terms Table. The Company may require you to work at other locations, including Customer locations or if the Company relocates its premises in the future.

(b)	It is an inherent requirement of your position that you are present at the Location for all hours of work, unless the duties of your role specifically require that you leave the Location.

(c)	You may be required to travel, including interstate and overseas, in order to perform your duties.

4.	Probationary period

(a)	If Item 7 of the Key Terms Table provides that your employment is subject to a probationary period (Probationary Period), then during that period:

(i)	you and the Company will consider your suitability for the position; and

(ii)	either you or the Company may terminate your employment by giving the other the period of written notice (or by the Company paying you instead of notice), specified in clause 21.1.

(b)	The length of the Probationary Period does not, and is not intended to, affect any minimum employment period under relevant legislation.

5.	Hours of work

You are employed to work the hours specified in Item 9 in the Key Terms Table. However, due to the nature of the Company’s business and your position, the hours necessary to perform your duties may vary from time to time, and may include reasonable additional hours outside these hours, and on weekends and/or public holidays.

6.	Remuneration

(a)	Your Remuneration is set out in Item 12 of the Key Terms Table.

(b)	In accordance with Item 12 of the Key Terms Table, the Company will make superannuation contributions into a superannuation fund which you choose in accordance with relevant legislation, at a level sufficient to ensure that the Company is not liable to pay a charge under superannuation guarantee legislation calculated by reference to the statutory maximum contribution base, as varied.

(c)	After any necessary deduction (such as superannuation or applicable taxation), the Company will pay your Remuneration by electronic funds transfer into your nominated bank account or other financial institution in instalments as per the frequency set out in Item 4 of the Key Terms Table.

7.	Minimum Entitlements and set-off

(a)	From time to time, some of your conditions of employment will be regulated by legislation and/or an industrial instrument (such as an applicable modern award or enterprise agreement), which create minimum entitlements (Minimum Entitlements). These Minimum Entitlements might include (for example) minimum hourly rates, overtime, penalties or loadings, allowances and other payments.

(b)	If an award or enterprise agreement applies to your employment, it is set out in Item 10 of the Key Terms Table. Your current classification under the Award is set out in Item 11 of the Key Terms Table.

(c)	You agree that:

(i)	your Remuneration specified in in Item 12 of the Key Terms Table, exclusive of any superannuation component, and any other wage-related benefits have been set at a level to take into account the duties and the hours that you work (including hours outside ordinary hours). You are not entitled to any additional benefits, monetary or otherwise, for any hours that you work, unless agreed with the Company;

(ii)	as far as the law allows, any payments that the Company makes to you are paid in satisfaction of your Minimum Entitlements for all purposes, including but not limited to the purposes of compensating you for leave, duties and hours of work;

(iii)	if in any pay period the Company pays you above your Minimum Entitlements, then the difference between your pay and the Minimum Entitlements will be attributed towards (or ‘set off) against any outstanding entitlement you have to Minimum Entitlements in respect of that or any other pay period; and

(iv)	the Minimum Entitlements do not form part of this Contract. The Company is already obliged to comply with the laws that create the Minimum Entitlements.

8.	Accommodation

If the Company will provide you with accommodation, the location of the accommodation and the terms on which it is provided will be set out in Item 5 of the Key Terms Table.

9.	Discretionary Benefits

(a)	In addition to your Remuneration. the Company may, from time to time, provide you with other benefits on a discretionary basis (Discretionary Benefits). These Discretionary Benefits are not entitlements, and the Company may cease providing Discretionary Benefits, or change how it provides them, at its absolute discretion without providing you with any compensation. If any Discretionary Benefits apply to your employment, these will be set out in Item 6 of the Key Terms Table.

(b)	Unless the Company advises you otherwise in writing, any remuneration or benefit which the Company provides other than set out in clauses 6 and 8 is a Discretionary Benefit and is not part of your pay.

10.	Remuneration review

The Company may, in its absolute discretion, review your Remuneration from time to time. Your Remuneration will not automatically be increased. as a result of any review.

11.	Bonuses

(a)	The Company may, in its absolute discretion pay you a bonus. The value of any such bonus, the conditions attached to such a bonus and the frequency of such a bonus remain matters over which the Company exercises its sole discretion.

(b)	The terms and conditions of any bonus applying to your employment are set out in Item 7 of the Key Terms Table.

12.	Expenses

(a)	The Company will pay or reimburse you for all authorised and reasonable work-related expenses incurred in the course of your employment, subject to the terms of any Company policy regarding work-related expenses.

(b)	You must retain, and provide to the Company, all original tax invoices and other relevant documentation required by the Company. If you incur expenses on the Company’s account which were not properly authorised, or outside the course of your employment, the Company may deduct those expenses in accordance with clause 13.

13.	Deductions

(a)	Subject to applicable law, if requested by the Company you agree to repay to the Company immediately any amounts that you owe to the Company or a Related Company as a debt This includes. but is not limited to:

(i)	any damage caused to Accommodation provided under Item 5 of the Key Terms Table (if applicable);

(ii)	overpayments made by the Company, or a Related Company, to you;

(iii)	incurred expenses which were not properly authorised. or outside of the course of your employment; and

(iv)	money paid to you for leave if you have or had no entitlement to that leave.

(b)	Subject to applicable law, you authorise the Company to deduct any amount repayable under clause 13{a) from any amounts owing to you on the termination of your employment. You agree that deductions made under this clause are reasonable and benefit you as they relieve you of the administrative burden of coordinating the repayment of these amounts to the Company.

(c)	To the extent that the Company is unable to recover any amount under clause 13{b), you agree that any such amount will be a debt that you owe to the Company and that you must repay immediately.

14.	Leave

14.1	General

(a)	You are entitled to various types of leave under applicable law including annual leave, personal/carer’s leave (including sick leave), compassionate leave, long service leave, family and domestic violence leave, community service leave and parental leave.

(b)	If at any time you are employed on a part-time basis, your entitlement to leave will be calculated on a pro-rata basis.

14.2	Annual leave and long service leave

(a)	Your Remuneration includes any Minimum Entitlement to annual leave loading. Accordingly, you will not be entitled to any additional payments above your Remuneration during periods of annual leave.

(b)	The Company encourages you to take annual leave and long service leave in the year they accrue. In this context, and without limiting the Company’s rights:

(i)	you must take annual leave and long service leave at times acceptable to both you and the Company;

(ii)	the Company may not grant annual leave during peak business times, and you agree that any refusal by the Company to grant you leave during these times is reasonable;

(iii)	to the extent permitted by law, the Company may direct you to take any accrued annual leave and/or long service leave (eg during any shutdown period); and

(iv)	you should generally apply for any period of annual leave at least one month before you wish to take that leave and any period of annual leave must be approved in advance by the Company’s head office.

14.3	Personal/carer’s leave/compassionate/other family leave

(a)	If you take or apply for sick leave, carer’s leave, family and domestic violence leave or compassionate leave {whether paid or unpaid), you must notify the Company of your need to take that leave as soon as possible, and at any time the Company may require you to provide evidence which is satisfactory to the Company {including a medical certificate and/or statutory declaration) of:

(i)	any relevant illness or injury;

(ii)	any relevant unexpected emergency; or

(iii)	the reason for any other leave.

(b)	If you take sick leave, then at any time the Company may require you to be examined by a doctor or other health professional chosen by the Company, and ask that person to report to the Company about your illness or injury. If required, you agree to provide a specific consent for that health professional to report to the Company.

15.	Stand down

The Company has the right to stand you down without pay for any day you cannot be employed for any reason, including any strike, breakdown in machinery or circumstances outside the Company’s control such as natural disasters.

16.	Workplace surveillance

The Company has security cameras operating on its premises, and monitors all staff computer and phone use. Accordingly, during your employment, you should expect to be subject to continuous ongoing camera, computer and telephone surveillance during work hours. You consent to this surveillance.

17.	Privacy

(a)	You consent to the Company:

(i)	collecting, using and disclosing your Personal Information for the purposes of administering its employment relationship with you, meeting work health and safety obligations, ensuring compliance with applicable laws, as well as all other purposes relevant to the Company’s business and operations, including research and marketing, and any purposes described in the Company’s privacy policy or as otherwise authorised by law; and

(ii)	you consent to the Company disclosing your Personal Information to third parties (including the Company’s related bodies corporate) for the purposes set out above, and some of these third parties may be based in countries outside of Australia.

(b)	You must

(i)	deal confidentially with all Personal Information to which you have access in the course of your employment:

(ii)	only access, use and/or disclose Personal Information which is accessible by you in the course of your employment for a purpose authorised by the Company, and in accordance with the Company’s privacy policy current at the time: and

(iii)	promptly notify the Company of any unauthorised access, use, modification, disclosure, loss, destruction or damage or other misuse of Personal Information of which you become aware in the course of your employment.

18.	Employer policies

Any policies of the Company or the Group do not form part of this Contract and are not intended to be contractual in nature. However, they may be directions with which you must comply. The Company may change any of its policies and procedures at any time.

19.	Confidential Information, Intellectual Property Rights and restraint

19.1	Acknowledgement and continuation of obligations

(a)	You acknowledge and agree that:

(i)	it is fair and reasonable for you to agree to the restrictions and restraints in this clause 19, particularly having regard to:

(A)	the preservation of the goodwill of the Company in its Customer base and its contractual relationship with its employees, officers and contractors: and

(B)	the importance of preventing you from using or disclosing information pertaining to the Company’s business following the termination of your employment;

(ii)	any breach of this clause 19 by you may cause the Company irreparable harm, damage and loss in respect of which monetary damages would not be adequate; and

(iii)	if you breach, or threaten to breach, this clause 19, then the Company has the right to seek and obtain, in addition to any other remedies available at law or equity, and without posting any bond or other security to seek injunctive relief, damages, account of profits, or any combination of remedies.

(b)	Your obligations under this clause 19 will continue after your employment terminates for whatever reason.

(c)	For the purposes of this clause, you acknowledge that the Company contracts on its own behalf and for each member of the Group who gains the benefit of and may independently enforce the terms of this Contract.

19.2	Confidential Information

You must:

(a)	not, except as required in the performance of your duties:

(i)	make public or disclose to any person any Confidential Information; or

(ii)	use, or allow or assist others to use, Confidential Information;

(b)	do everything reasonably necessary to maintain the confidentiality of Confidential Information;

(c)	if required by the Company, assist with any action the Company takes against any person in relation to Confidential Information; and

(d)	notify the Company immediately of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

19.3	Intellectual Property Rights

(a)	You acknowledge that as part of your duties, you may be required to develop ideas. concepts and/or inventions. and it is intended that the Company will own all Intellectual Property Rights arising out of the employment or the performance of your duties.

(b)	You:

(i)	irrevocably assign to the Company and its successors all existing and future Intellectual Property Rights developed in the course of your employment, including Works;

(ii)	must do everything necessary to formalise the assignment referred to in subclause 19.3(b)(i); and

(iii)	must notify the Company in writing of any products, processes, services, techniques or Works developed by you in connection with the employment so that the Company can take the necessary steps to protect its Intellectual Property Rights.

(c)	You consent to any act or omission by the Company which might breach any Moral Rights you have in Works created by you in connection with the employment.

(d)	You warrant that you will not knowingly deal with the Intellectual Property Rights or Moral Rights of a third party (other than with the prior written agreement of that third party) in the performance of your duties.

19.4	Restraint

(a)	If this clause 19.4 applies to you, it will be indicated in Item 8 of the Key Terms Table.

(b)	If this clause applies, then during your employment, and in the Restraint Area defined in Item 9 of the Key Terms Table for the Restraint Period defined in Item 10 of Key Terms Table after the termination of your employment (for whatever reason), you must not (without the Company’s prior written consent) in any capacity, on your own account, or as a consultant or contractor to, or as a partner, agent, employee, shareholder or director of any other person, business or entity, either directly or indirectly:

(i)	solicit, canvass or entice away from the Company or accept any approach from, any Customer with whom you worked or had dealings in the last 12 months of your employment with the Company;

(ii)	employ or solicit the services of, or offer employment to, any employee of the Company with whom you worked or had dealings in the last 12 months of your employment with the Company; or

(iii)	encourage or otherwise assist any person to do any of the acts referred to in this clause.

(c)	You agree that subclause 19.4(a) will take effect as if each of the restrictions referred to in that subclause are separate restrictions with respect to the Restraint Area, Restraint Period and nature of the conduct prescribed. If any of those restrictions or any part of them are held to be void, voidable or unenforceable for any reason, then you agree that the offending clause, subclause or part will be severed and that the remainder of the clause will continue to apply to the maximum possible extent.

(d)	You acknowledge that the restrictions imposed on you by subclause 19.4(a) are reasonable having regard to:

(i)	the importance of preventing you from using or disclosing information pertaining to the Company’s business following the termination of your employment; and

(ii)	the preservation of the goodwill of the Company in its Customer base and its contractual relationship with its staff, officers and contractors.

(e)	You agree to indemnify and to keep indemnified the Company against any claim or proceeding that is made, threatened or commenced, and any liability, loss (including consequential loss), damage or expense (including legal costs on a full indemnity basis) that the Company incurs or suffers, as a direct or indirect result of a breach by you of this clause 19.4.

(f)	For the avoidance of doubt, the terms of this clause 19.4 may be disclosed for the purpose of performing or enforcing those terms.

20.	Suspension

(a)	The Company may suspend you on full pay while investigating any matter that the Company reasonably believes could lead to the Company exercising its rights to terminate your employment or taking other disciplinary action against you.

(b)	During any period of suspension, the Company is not required to provide you with any work, and the Company may:

(i)	restrict your access to the Company’s premises;

(ii)	require you to return any property of the Company, including any Confidential Information;

(iii)	restrict your ability to access the Company’s computer systems; and/or

(iv)	require that you have no access or contact with the Company’s Customers, suppliers or employees.

21.	Termination of employment

21.1	Probationary period

(a)	Where the Key Terms Table identifies that a Probationary Period applies, either you or the Company may terminate your employment by giving the period of written notice as set out in Item 8 of the Key Terms Table.

21.2	Termination on notice

(a)	At any time after any applicable Probationary Period, your employment may be terminated on written notice as set out in Item 11 of the Key Terms Table.

(b)	As an alternative to requiring you to work during any notice period, the Company may decide to pay you in lieu of notice for the entire notice period, or require you to work part of the notice period and pay your pay in lieu of notice for part of the notice period.

(c)	To the extent permitted by law, if you do not give sufficient notice to the Company, then the Company may deduct an amount equal to your pay for the period of notice not given from any amount or entitlement that the Company owes you.

21.3	Termination without notice

(a)	The Company may terminate your employment at any time without notice (or payment in lieu of notice) if:

(i)	in the Company’s opinion, your conduct (whether by act or omission) amounts to serious misconduct, including, without limitation:

(A)	wilful or deliberate behaviour by you that is inconsistent with the continuation of the contract of employment;

(B)	conduct that causes imminent or serious risk to:

(I)	the health or safety of a person; or

(II)	the reputation or viability of the Company;

(C)	engaging in dishonesty, theft, fraud or assault in the course of your employment;

(D)	being intoxicated at work; or

(E)	failing or refusing to carry out a lawful and reasonable instruction; or

(ii)	you breach any other material provision of this Contract.

21.4	General

(a)	If either you or the Company gives notice of termination, the Company may, without limiting its rights, require you during part or all of the relevant notice period:

(i)	not to carry out any of your duties;

(ii)	not to represent yourself as being in any way connected with or interested in the business of the Company, except that you remain employed by the Company;

(iii)	not to attend the Company’s premises;

(iv)	not to access the Company’s computer systems or have any contact with its Customers, suppliers or staff;

(v)	to return all of the Company’s property to the Company which is in your possession and/or control, including without limitation tools of trade, vehicles, keys, computers, mobile telephones, telephone numbers, business cards, records, documents, reports, Confidential Information, software and credit cards and all copies of such material including all written or digital material;

(vi)	to notify the Company of any passwords, access or security codes or similar which are relevant to your work or apply to any property belonging to the Company;

(vii)	to perform duties which are different to those which you have previously performed, if you have the necessary skills and competence to perform those different duties;

(viii)	to take any accrued annual leave or long service leave; or

(ix)	to do any combination of the above.

(b)	On the termination of your employment for whatever reason:

(i)	the Company may, without limiting its rights, require you to do or not do any or all of the things referred to in clause 21.4(a)(i) to 21.4(a)(viii);

(ii)	you must delete any information relating to the Company’s business which might be stored on any device which is in your possession or control outside the Company’s premises;

(iii)	you agree to repay immediately any amounts you owe to the Company;

(iv)	you must not make any adverse comment, publicly or otherwise. about the Company or its Related Companies, employees or officers; and

(v)	you must sign a statement to the effect that you have fully complied with this clause.

22.	Warranties

(a)	You warrant that:

(i)	you possess the skills, competence, qualifications, accreditations, registrations, permits and licences necessary to carry out the duties of your position;

(ii)	you have not been charged with or found guilty of any offence which would be incompatible with your duties and responsibilities or the trust and confidence placed in you by the Company;

(iii)	by entering into this Contract and performing your duties under this Contract, you will not be in breach of any contract with, or obligation owed to, any third party;

(iv)	you are not relying on any representations by, or on behalf of, the Company except those expressly incorporated into this Contract;

(v)	you have disclosed to the Company everything known to you which may be material to the Company’s decision to offer you employment, including without limitation any other work that you do for any other employer or organisation, and will continue to disclose all relevant information during your employment; and

(vi)	all information that you have provided to the Company before accepting this offer is true and correct.

You acknowledge that the Company has relied on the warranties and commitments you have made in this Contract in deciding to offer you employment.

23.	About this Contract

(a)	This Terms Sheet and the accompanying letter of offer constitute the entire agreement between the Company and you in relation to your employment (Contract).

(b)	This Contract:

(i)	replaces and supersedes any previous contracts between the parties (including any oral contracts);

(ii)	may only be varied in writing if signed by both parties; and

(iii)	is governed by the laws of the State of New South Wales.

(c)	If any party breaches this Contract:

(i)	the other party may not claim damages for personal (including psychological) injury or illness, or for non-economic loss (including pain and suffering or distress) resulting from that breach; and

(ii)	any damages for breach of this Contract will be assessed on the basis that the party in breach would immediately have taken all steps available under the Contract to limit the damage arising from the breach.

(d)	If any law referred to in this Contract that applies to you is varied, rescinded or replaced, those changes will also apply to you as a matter of law, and the law will not be incorporated into this Contract.

(e)	If a court finds a clause of this Contract invalid, the clause will be read down to the extent necessary to be valid or, if that is not possible, severed from this Contract, so that the rest of the Contract can continue to operate.

(f)	Any failure of either party at any time to insist on performance of any provision of this Contract or to fail to exercise a right under this Contract is not a waiver of its right at a later time to insist on performance of that or any other provision of, or exercise that or any other right under, this Contract.

(g)	The Company may assign its rights and obligations under this Contract.

24.	Definitions

In this Contract:

(a)	Confidential Information means all information acquired or created by you during the course of or in connection with the employment, including:

(i)	information regarding staff members, Customers or suppliers of the Company or any Related Company, and any others who do business with the Company or any Related Company;

(ii)	ideas, know-how, concepts and information, whether in writing or otherwise, relating in any way to your employment and dealings with the Company or any Related Company; and

(iii)	all other information relating to the Company or any Related Company, including their products, business, activities, finances, marketing or promotional information, policies and personnel,

including any information in the Company’s power, possession or control concerning or belonging to any other person, but not information:

(iv)	regarding your Remuneration;

(v)	which is part of your general skill and knowledge; or

(vi)	that has become widely known and made generally available to the public other than by breach of a confidentiality obligation;

(b)	Customer means any person, entity or business with whom the Company or any Related Company deals and/or to whom the Company or any Related Company provides products and/or services, for reward;

(c)	Group means the group of companies consisting of the Company and any Related Company;

(d)	Intellectual Property Rights means:

(i)	any patents, rights associated with works of authorship, including copyrights (including future copyright). and mask-works copyright, registered or unregistered trademarks or service marks, trade names, brand names, registered or unregistered designs, circuit layouts, database rights;

(ii)	methods, trade secrets, know-how, and scientific, technical and product information;

(iii)	the right to apply for any industrial and intellectual property rights; and

(iv)	any other similar or analogous rights and any intellectual or industrial rights whether now existing or which come into existence in the future;

(e)	Moral Rights means:

(i)	a right of attribution of authorship;

(ii)	a right not to have authorship falsely attributed; or

(iii)	a right of integrity;

including, without limitation, moral rights under Part IX of the Copyright Act 1968 (Cth), or similar legislation in force outside Australia;

(f)	Personal Information means any information or opinion that is included in the definition of ‘personal information’, ‘sensitive information’ and/or ‘health informa ion’ under the Privacy Act 1988 (Cth);

(g)	Related Company means any related body corporate of the Company and any associated entity of the Company, as defined in the Corporations Act 2001 (Ch);

(h)	Works includes a literary work (including without limitation a journal article, report, conference paper or presentation), a dramatic work, a musical work, an artistic work or a cinematograph film (including without limitation a video) and o her works as defined )n the Copyright Act 1968 (Cth) or similar legislation in force outside Australia.

Signed by:

Tim Flahvin	/s/ Tim Flahvin
Employee name	Employee signature

In the presence of:
30/12/25
Date

Witness signature

Witness name

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